Exhibit 24.3

TRADEWINDS MASTER FUND (BVI) LTD.

c/o Tradewinds Investment Management, LP

Three Harbor Drive

Suite 213

Sausalito, CA 94965

POWER OF ATTORNEY

I represent Tradewinds Master Fund (BVI) Ltd. (the “Company”) and hereby appoint Jay B. Gould of Pillsbury Winthrop Shaw Pittman LLP to act on behalf of the Company, its affiliates and persons directly or indirectly controlling, controlled by or under common control with the Company, for the purpose of signing and filing all documents with the U.S. Securities and Exchange Commission.

The Company has caused this Power of Attorney to be executed this 19th day of September, 2008.

TRADEWINDS MASTER FUND (BVI) LTD.

/s/ Robert W. Scannell
Robert W. Scannell